Exhibit 99

For Immediate Release

PRIMEDIA APPOINTS KELLY P. CONLIN, FORMER INTERNATIONAL

DATA GROUP CEO, AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dean Nelson to Remain Chairman

New York, NY, October 15, 2003 — PRIMEDIA Inc. (NYSE:PRM) today announced the appointment of Kelly P. Conlin as president and chief executive officer.  Mr. Conlin (43) previously served as president and chief executive office of International Data Group (IDG), a $2.6 billion revenue company with a wide range of assets including 300 targeted magazines and newspapers in 85 markets around the world.  Mr. Conlin replaces Charles G. McCurdy, president and interim chief executive officer, who will be leaving the company after a transition period.  The company also said that as part of today’s announcement, interim Chairman Dean Nelson (44) is assuming the role of Chairman of PRIMEDIA.

Mr. Conlin’s experience spans three media organizations in both editorial and operational roles.  At CNN, he was the Chief Assignment Editor in New York during the network’s start-up era.  At The New York Times, Conlin was a reporter for the paper’s business section and later a strategic planning manager in the company’s magazine group.  In 1995, at the age of 35, he was named president of IDG, the world’s leading technology media company, which he had joined in 1989.  Mr. Conlin added the chief executive officer title in 1999. During his tenure, the company doubled in size, launched dozens of new products, set records for revenue and profit levels and was twice ranked as one of Fortune Magazine’s Best 100 Places to Work.   Since leaving IDG in 2002, Conlin has been an advisor to a private investment firm specializing in equity investments in communications and media companies around the world.

“PRIMEDIA’s Board, including its independent directors, took a very wide-ranging and deliberative approach to the search process,” said Henry R. Kravis, a director of the Company and a founding partner of Kohlberg Kravis Roberts & Co. “Our goal was to find a leader with experience in growing the top line organically and a proven track record of maximizing the potential of a broad portfolio of media assets.  We are extremely fortunate to have found the perfect balance in Kelly.  He is the ideal person to build on PRIMEDIA’s core base of consumer and business-to-business properties and position the Company for the next phase of its development and success.

“At the same time, we are sorry to say goodbye to Charlie McCurdy, one of the original founders of PRIMEDIA, whose knowledge of both the media industry and acquisitions helped build the Company from the ground up in 1989 into the significant media enterprise it is today. Charlie has been a superb architect for PRIMEDIA and his contributions to the Company are inestimable.  We are particularly appreciative of his recent service as interim CEO and he leaves the company well positioned for success going forward.  We know he will dedicate himself equally to other interests and challenges, and we wish him all the best.”

Dean Nelson, chairman of PRIMEDIA stated, “Kelly’s unique set of skills make him the perfect match for PRIMEDIA.  He brings a strong balance of editorial and publishing experience, along with deep operational expertise in managing a portfolio of niche properties to generate growth.   .

“I am excited to remain Chairman of PRIMEDIA, to ensure continuity and to work closely with Kelly.  My role will continue to be primarily focused on several key strategic initiatives and programs already underway, while Kelly will have complete operational control of the Company,” said Mr. Nelson.

Mr. Conlin stated: “PRIMEDIA has an extraordinary portfolio of media franchises with leadership positions in its various markets.  I am very excited to be joining PRIMEDIA and the opportunity to fully develop the growth potential of these properties.  Similar to IDG, PRIMEDIA has many opportunities for organic growth, from newsstand performance to custom publishing, from lead generation tools to international editions. By focusing on producing great content for the audiences we serve, packaging that content broadly across print, web and face-to-face media and being creative in how we give marketers access to these targeted audiences, I believe that each of PRIMEDIA’s 330 media properties can achieve their full potential. I look forward to working closely with Dean and the management team at PRIMEDIA as we turn the page on the past and focus on creating value for our shareholders, employees, readers and advertising partners.”

Mr. Conlin received a BA magna cum laude from Carleton College, where he was elected to Phi Beta Kappa and earned an MBA from Harvard Business School.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States, with positions in consumer and business-to-business markets. Our properties deliver content via print as well as video, the Internet and live events and offer highly effective advertising and marketing solutions in some of the most sought after niche markets.  With 2002 sales from continuing businesses of $1.5 billion, PRIMEDIA is the #1 special interest magazine publisher in the U.S. with more than 250 titles. Our well-known brands include Motor Trend, Automobile, Fly Fisherman, Power & Motoryacht, Creating Keepsakes, Ward’s Auto World, Registered Rep, Snowboarder, Stereophile, Photographic and Folio. The company is also the #1 publisher and distributor of free consumer guides, including Apartment Guides. PRIMEDIA Television’s leading brand is the Channel One Network and About is one of the largest sources of original content on the Internet. PRIMEDIA’s stock symbol is NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Jim Magrone (investors):	212-745-0634	jmagrone@primedia.com
	Elliot Sloane (media):	212-446-1860	esloane@sloanepr.com

###